SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): November 12, 1996


                               WASTEMASTERS, INC.
                               -----------------
             (Exact name of registrant as specified in its charter)


        Maryland                 0-12914                 52-1507818
        --------                 -------                 ----------

    (State or other            (Commission              (IRS Employer
    jurisdiction of)           File Number)           Identification No.)


250 West Pratt Street, Suite 1100, Baltimore, Maryland         21201
------------------------------------------------------        -------
       (Address of Principal Executive Offices)              (Zip Code)


       Registrant's telephone number, including area code: (410) 659-5600

Item 1.  Other Information.

On November 12th, 1996, the Company released the following Press Release that states:

                      WASTEMASTERS, INC. AGREES TO ACQUIRE
                         MORGAN EXCEL INDUSTRIES, INC.

Denver, CO - WasteMasters, Inc. (NASDAQ symbol "WAST") announced today that it has entered into a letter of intent to acquire Morgan Excel Industries, Inc. and its affiliates (collectively "Morgan Excel") of Yonkers, New York. Morgan Excel is engaged in the excavating and trucking of waste, and in landfill operations in New York state through seven (7) affiliated companies. Morgan Excel operates three landfills in Westchester County, New York and provides dumping services for dirt and rock from excavating contractors in the New York metropolitan area. In the first nine months of 1996, Morgan Excel had revenues of $4.6 million.

The letter of intent calls for a purchase price of $6 million to be paid in cash and a convertible note. The cash portion of the purchase price is not due until April 15, 1997. The parties have agreed to a 30 day due diligence period from the execution of the letter of intent and a mutually agreeable closing date within 90 days of the conclusion of the due diligence period.

Commenting on the potential acquisition of Morgan Excel, WasteMasters Chief Executive Richard Masters stated: "In addition to their excellent properties, Morgan Excel brings a strong and well connected management team to augment the operations of our Bronx transfer station and continues our expansion in the Northeast where demand for waste management services and consolidation opportunities remain high."

WasteMasters is an integrated solid waste processor, transporter and operator of landfills. The company owns three landfills in South Carolina, Missouri and Georgia and operates two transfer stations in Bronx and Philadelphia.


For More Information Contact:

Mike M. Mustafoglu
TransGlobal Financial Corp.
14255 Highway One, Suite 253
Juno Beach, Florida 33477
(561) 775-1429   (561) 575-5176 (Direct)
Fax (561) 575-7611